Delaware

The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF "NEW GENERATION PLASTIC, INC.", CHANGING ITS NAME FROM "NEW GENERATION PLASTIC, INC." TO "PLASTINUM CORP.", FILED IN THIS OFFICE ON THE NINETEENTH DAY OF MAY, A.D. 2006, AT 5:19 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS.

Harriet Smith Windsor

Harriet Smith Windsor, Secretary of State

3179780 8100

060480901

AUTHENTICATION: 4769829

DATE: 05-24-06

CERTIFICATE OF AMENDED AND RESTATED ARTICLES OF INCORPORATION OF NEW GENERATION PLASTIC, INC.

(a Delaware Corporation)

Jacques Mot, being the duly elected President of NEW GENERATION PLASTIC, INC. a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation") does hereby certify as follows:

1. The Corporation filed its original Certificate of Incorporation with the Delaware Secretary of State on February 17, 2000 under the name NG PLASTIC, INC. (the "Certificate").

2. The Amended and Restated Certificate of Incorporation restates, integrates and further amends the Certificate.

3. That the Board of Directors of the Corporation, pursuant to Sections 141, 242 and 245 of the General Corporation Law of the State of Delaware, adopted resolutions authorizing the Corporation to amend, integrate and restate the Corporation's Certificate in its entirety to read as set forth in Exhibit A attached hereto and made a part hereof (the "Amended & Restated Certificate").

4. That the required holders of the Corporation's issued and outstanding capital stock approved and adopted the Amended and Restated Certificate in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:19 PM 05/19/2006
FILED 05:19 PM 05/19/2006
SRV 060480901 - 3179780 FILE

IN WITNESS WHEREOF, the undersigned, for the purpose of amending and restating the Certificate of the Corporation pursuant to the General Corporation Law of the State of Delaware, under the penalties of perjury does hereby declare and certify that this is the act and deed of the Corporation and the facts stated herein are true and accordingly has hereunto signed this certificate of Amended and Restated Certificate of Incorporation this 19th day of May, 2006.

NEW GENERATION PLASTIC, INC.

/s/ Jacques Mot
By: Jacques Mot
Title: President

EXHIBIT A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

PLASTINUM CORP.

FIRST: The name of the Corporation is Plastinum Corp. (hereinafter referred to as the "Corporation").

SECOND: Its registered office in the State of Delaware is c/o National Registered Agents, Inc., 160 Greentree Drive, Suite 101, Dover, DE 19904, County of Kent. The Registered Agent in charge thereof is National Registered Agents, Inc.

THIRD: The nature of the business and the objects and purposes proposed to be transacted, promoted and carried on are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of capital stock which the Corporation is authorized to issue is One Hundred Fifty-One Million (151,000,000) shares of which:

(i) One Hundred Fifty Million (150,000,000) shares shall be designated as Common Stock, and shall have a par value of $.01 per share; and

(ii) One Million (1,000,000) shares shall be designated as Preferred Stock, and shall have a par value of $.01 per share.

FIFTH: The name and mailing address of the incorporator is as follows: Suzanne Napoli, c/o Westerman Shapiro Pollack & Draghi & Miller, LLP, 600 Old Country Road, Suite 500, Garden City, New York 11530.

SIXTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

SEVENTH: The existence of the Corporation shall be perpetual.

EIGHTH: The personal liability of the directors of this Corporation is hereby eliminated to the fullest extent permitted by paragraph (7) of subsection (b) of Section 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.

NINTH: The corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented,

indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

TENTH: Effective immediately upon the filing of this Amended and Restated Articles of Incorporation with the Secretary of State for the State of Delaware (the "Effective Time"), each share of Common Stock outstanding at the Effective Time shall be, without further action by the Corporation or any of the holders thereof, changed and converted into that number determined by multiplying each outstanding share of Common Stock by 49,998.26. Each certificate then outstanding representing shares of Common Stock shall automatically represent from and after the Effective Time that number of shares of Common Stock equal to the number of shares shown on the face of the certificate multiplied by 49,998.26. If the resulting product results in fractional shares, then the holders of such fractional shares shall not be entitled to any rights as stockholders of the Corporation in respect of such fractional shares, and the Corporation will round down the fractional interest to the lowest denominator of shares. The Corporation shall not distribute cash in lieu of such fractional shares.